NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on October 26, 2020, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on October 13, 2020 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger agreement between On Deck Capital, Inc. and Enova International, Inc. became effective before the open on October 13, 2020. Each share of On Deck Capital, Inc. Common Stock was exchanged for USD 0.12 and 0.092 of a share of Enova International, Inc. Common Stock, subject to potential adjustments as specified in the merger agreement and as described in the proxy statement. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on October 13, 2020.